Exhibit 2.1
COMMON UNIT REPURCHASE AGREEMENT
     THIS COMMON UNIT REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 3, 2007 by and among GAYLORD HOTELS, INC., a Delaware corporation (“Gaylord Hotels”), GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation (“GEC” and, together with Gaylord Hotels, sometimes referred to herein, collectively, as “Gaylord”), for the limited purposes set forth in Sections 2.1(d)(iii) and 5.1 of this Agreement, COLIN REED and DAVID KLOEPPEL, BASS PRO GROUP, LLC, a Delaware limited liability company (the “Company”), for the limited purposes set forth in Sections 1.5 and 2.2(d)(v) of this Agreement, AMERICAN SPORTSMAN HOLDINGS CO., a Missouri corporation (“American Sportsman”), JLM PARTNERS, LP, a Delaware limited partnership (“JLM Partners”), KB CAPITAL PARTNERS, LP, a Delaware limited partnership (“KB Partners”), and for the limited purposes set forth in Section 1.3(b) of this Agreement, BASS PRO, INC., a Delaware corporation (“BPI”), TRACKER MARINE, L.L.C., a Missouri limited liability company (“Tracker Marine”), TRACKER MARINE RETAIL, LLC, a Delaware limited liability company (“Tracker Retail”), and BIG CEDAR, L.L.C., a Missouri limited liability company (“Big Cedar”) (collectively, and together with other subsidiaries that join in the execution of this Agreement as contemplated by Section 2.2(d)(vi), the “Guarantors”).
W I T N E S S E T H:
     WHEREAS, Gaylord Hotels, a wholly owned subsidiary of GEC, is the current owner of 43,333 common units of the Company, which common units were originally owned by GEC, pursuant to that certain Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of December 14, 2005, and subsequently transferred to Gaylord Hotels;
     WHEREAS, the Company, Gaylord Hotels, American Sportsman, JLM Partners, KB Partners and certain other parties are parties to that certain Amended and Restated Limited Liability Company Operating Agreement, dated as of December 14, 2005, as amended by that certain Joinder of Gaylord Hotels effective December 31, 2006 (the “LLC Agreement”);
     WHEREAS, the Company, Gaylord Hotels, American Sportsman, JLM Partners, KB Partners and certain other parties are parties to that certain Registration Rights Agreement, dated as of December 14, 2005, as amended by that certain Joinder of Gaylord Hotels effective December 31, 2006 (the “Registration Rights Agreement”);
     WHEREAS, GEC, the Company, American Sportsman and, solely with respect to Section 7 thereof, BPI are parties to that certain letter agreement, dated December 15, 2005 (the “Letter Agreement”);
     WHEREAS, the Company desires to repurchase from Gaylord Hotels, and Gaylord Hotels desires to sell and transfer to the Company, all common units owned by Gaylord Hotels for the consideration and upon the terms and conditions set forth herein;

     WHEREAS, the Company entered into confidentiality agreements with each of Colin Reed and David Kloeppel in December 2005 (the “Confidentiality Agreements”); and
     WHEREAS, in connection with the foregoing, the parties have agreed to terminate each of the LLC Agreement (except as otherwise provided in Section 1.5 below), Registration Rights Agreement, Letter Agreement, and Confidentiality Agreements (collectively, the “Existing Agreements”) with respect to Gaylord, Colin Reed, and David Kloeppel, as applicable.
     NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF COMMON UNITS
ADDITIONAL TRANSACTION PAYMENT;
TERMINATION OF EXISTING AGREEMENTS
     1.1 Purchase and Sale. On the Closing Date (as defined below), Gaylord Hotels shall sell to the Company, and the Company shall purchase from Gaylord Hotels, all 43,333 common units currently owned or held by or on behalf of Gaylord Hotels or any of its Affiliates (as defined below) (collectively, the “Common Units”).
     1.2 Consideration and Payment.
          (a) In consideration for the Common Units, the Company shall pay to Gaylord Hotels an aggregate amount of Two Hundred Twenty-Two Million Dollars ($222,000,000) (the “Repurchase Price”) in cash.
          (b) The Company shall diligently pursue and use its reasonable best efforts to secure financing for the Repurchase Price upon commercially reasonable terms from third party, commercial lenders as soon as possible but in any event within 90 days of the date hereof; provided, however, that in no event shall the Company be obligated to incur or seek to obtain any public or quasi-public indebtedness to finance the Repurchase Price, including, without limitation, the issuance of any securities registered under the Securities Act of 1933, as amended (the “Securities Act”), or Rule 144A promulgated thereunder, or otherwise entitled or subject to the right to registration under the Securities Act.
          (c) In addition to the Repurchase Price payable under Section 1.2(a), Gaylord Hotels shall also be eligible to receive an Additional Transaction Payment (as defined below) pursuant to the terms of Section 1.3.
     1.3 Additional Transaction Payment.
          (a) In the event that during the period beginning on the date hereof and ending on the eighteen (18) month anniversary of the date hereof (the “Relevant Period”), the Company or BPI consummates or executes definitive documentation or a letter of intent or similar instrument in respect of a Change of Control Transaction (as defined below) or an IPO (as defined below) (each, an “Additional Transaction”) then the Company shall notify Gaylord

Hotels in writing of such Additional Transaction and, upon the consummation of such Additional Transaction, Gaylord Hotels shall be entitled to receive the positive amount, if any, as is equal to the product of (i) the Supplemental Per Common Unit Payment (as defined below), multiplied by (ii) 43,333 (such amount, the “Additional Transaction Payment”). The Additional Transaction Payment shall be paid to Gaylord Hotels concurrently with the closing of the Additional Transaction, in immediately available funds and/or in, the case of a Change of Control Transaction, in such other form of consideration as is payable to the other holders of equity securities of the Company in connection with the Change of Control Transaction. Gaylord Hotels shall be entitled to receive an Additional Transaction Payment, if any, in respect of any and all Additional Transactions during the Relevant Period. No Additional Transaction Payment shall be required upon the sale, lease, exchange, transfer or other disposition of any of the assets or equity securities of Tracker Marine, Tracker Retail or Big Cedar alone or together and any such sale, lease, exchange, transfer or other disposition whether alone or together shall not be taken into account for the purposes of determining whether a Change of Control Transaction has occurred with respect to the Company. For the avoidance of doubt, in no event shall Gaylord Hotels ever owe the Company any amount as a result of application of this Section 1.3. In the event that Gaylord Hotels, GEC or any of their respective Affiliates consummates, executes definitive documentation or a letter of intent or similar instrument with respect to the financing (debt or equity) of a Competing Business during the Relevant Period, Gaylord shall no longer be entitled to Additional Transaction Payments; provided, however, that, notwithstanding the foregoing, nothing herein shall preclude or prohibit Gaylord Hotels, GEC or their respective Affiliates from maintaining a passive investment in publicly held entities provided that Gaylord Hotels, GEC or their respective Affiliates do not have more than a two percent (2%) beneficial ownership in any such entity.
          (b) Subject to the limitations set forth in the next sentence of this Section 1.3(b), each of the Guarantors, hereby irrevocably and unconditionally guarantees payment, when due, to Gaylord Hotels of any Additional Transaction Payment, if any, arising under Section 1.3(a) of this Agreement. The guarantee obligation set forth in this Section 1.3(b) is one of collection, and not of payment or performance. Each of the Guarantors hereby absolutely, unconditionally and irrevocably waives, to the fullest extent permitted by law, notice of acceptance of its guarantee. Any successor to all or a material portion of the Company (on a consolidated basis) shall expressly assume all obligations and liabilities of a Guarantor set forth in this Section 1.3(b). Other than as contemplated by the immediately preceding sentence, in the event that a Guarantor is no longer a subsidiary of the Company, such entity shall be released from its guarantee obligations hereunder without any further action on the part of any Person.
          (c) For the avoidance of doubt, any reference to the Company in this Section 1.3 shall include any successor to the Company as a result of a Corporate Conversion or otherwise.
          (d) For the purposes of this Agreement, the following terms shall have the meanings specified below:
          “Additional Transaction Price Per Common Unit” shall mean the price per common unit or other equity security for or into which the common units of the Company were previously exchanged or converted in the Additional Transaction, as applicable, as adjusted for any equity split, equity combination, in-kind equity distribution, dividend, reverse equity split, or recapitalization, reorganization or similar event which occurs between the date hereof and the closing of the Additional Transaction so as to be measured in price per common unit on the date hereof, including (i) any additional amounts paid to any Person at such date under any non-compete agreements, employment agreements, severance agreements, service agreements, consulting agreements or other similar ancillary agreements executed specifically in connection with such transaction, but only to the extent that such additional amounts are on economic terms that are demonstrably above market for the type of transaction in question or are otherwise intended to be purchase price and (ii) in connection with a Change of Control Transaction, any dividend or distribution made by the Company to the Company’s equity holders between the Closing (as defined below) and the closing of a Change of Control Transaction (other than tax distributions made to the members of the Company in accordance with the terms of the LLC Agreement, including, without limitation, any distributions made pursuant to Section 1.7 hereof). Subject to the provisions of this Section 1.3, with respect to (a) any Change of Control Transaction with respect to the Company that involves the sale, lease, exchange, transfer or other disposition of less than all of the Company’s assets (including the sale or disposition of all or less than all of the assets or equity securities of BPI) or (b) any Change of Control Transaction or IPO with respect to BPI, then the Additional Transaction Price Per Common Unit shall be determined by reference to the value in such Additional Transaction of the assets or equity securities actually being sold or disposed of as a percentage of the fair market value of all the assets of the Company (on a consolidated basis).
          The foregoing notwithstanding, in the event that a series of related transactions (each, a “CoC Component Transaction”) are cumulated to give rise to a Change of Control Transaction (i.e., a series of related transactions), then the Additional Transaction Price Per Common Unit shall be the average weighted price per common unit received in connection with such Change of Control Transaction, which shall be calculated as the quotient of (1) the aggregate amount received from all CoC Component Transactions (with respect to each CoC Component Transaction, such amount calculated by multiplying the actual price per common unit (or other equity security into which the common units of the Company were previously exchanged for or converted into) received in such CoC Component Transaction by the number of common units (or other equity security into which the common units of the Company were previously exchanged for or converted into) issued, sold or transferred at such price), divided by (2) the aggregate number of common units (or other equity security into which the common units of the Company were previously exchanged for or converted into) issued, sold or transferred in all such CoC Component Transactions (in each case adjusted for any equity split, equity combination, in-kind equity distribution, dividend, reverse equity split, or recapitalization, reorganization or similar event which occurs between the date hereof and the closing of the Additional Transaction so as to be measured in common units on the date hereof), which, taken together, constitute a Change of Control Transaction.
          “Affiliate” shall mean, with respect to any Person (i) any director, manager, partner, executive officer or stockholder or member holding 5% or more of the equity (on a fully-diluted basis) of such Person, (ii) any spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director, manager, partner or officer of such Person), (iii) any other person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control”

means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
          “Business” means the business, as conducted by the Company on the Closing Date, of (a) the distribution, direct marketing and/or retailing (including, sales from store locations, catalogs and internet orders) of fishing, hunting, camping, and related outdoor merchandise (including, without limitation, footwear and apparel) and equipment, (b) the manufacture, distribution, marketing and/or sale of watercraft, and (c) the sale of all terrain vehicles.
          “Competing Business” means any Person which is engaged, as its principal activity, in any business or activity that is in direct competition with the Business.
          “Change of Control Transaction” shall mean with respect to the Company or BPI (i) the sale, lease, exchange, transfer or other disposition (including, without limitation, by merger, consolidation or otherwise) of 50% or more of the value of the properties or assets of the Company (but excluding the properties and assets of Tracker Marine, Tracker Retail and Big Cedar) or BPI, in one or a series of related transactions, to an individual or a corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, association or other form of business or legal entity (each, a “Person”) or group of Persons (other than an internal restructuring involving the Company and/or BPI and one or more of their respective Affiliates), (ii) any merger, consolidation or other business combination, or refinancing or recapitalization, in one or a series of related transactions, that results in the holders of the issued and outstanding voting securities of the Company or BPI immediately prior to such transaction owning or controlling less than 50% of the equity securities of the continuing or surviving entity immediately following such transaction, or (iii) any Person or Persons acting together or which would constitute a “group” for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together or with any Affiliates thereof (other than any of the holders of the equity securities of the Company or BPI immediately prior to the consummation of such transaction) beneficially owning (as defined in Rule 13d-3 of the Exchange Act) or controlling, directly or indirectly, in one or a series of related transactions, at least 50% of the total equity securities of the Company or BPI, as applicable.
          “Corporate Conversion” shall have the meaning ascribed to it in the LLC Agreement.
          “IPO” shall mean the closing of any offering (including any underwriters overallotment option), whether by the Company or selling equity holders, of the equity securities of the Company or BPI for sale to the public pursuant to an offering registered with the Securities and Exchange Commission (the “Commission”) under the Securities Act in an amount equal to 35% of the pre-offering equity securities of the Company or BPI, as the case may be; provided that for the purposes of this Agreement, the issuance by the Company or BPI of registration rights (or similar rights that if exercised would cause the Company or BPI to register its equity securities pursuant to an offering registered with the Commission under the Securities Act) to a financing source shall not give rise to an Additional Transaction Payment.

          “Repurchase Price Per Common Unit” shall mean $5,123.12.
          “Supplemental Per Common Unit Payment” shall mean the positive amount, if any, as is equal to (i) the Additional Transaction Price Per Common Unit less (ii) the Repurchase Price Per Common Unit.
     1.4 Full and Complete Payment. The parties acknowledge and agree that following the Closing (a) the Repurchase Price constitutes full and complete payment for the Common Units and all rights and attributes related thereto (including, without limitation, any amounts due in respect of any accrued but unpaid dividends or distributions), and (b) except for the Repurchase Price and, if applicable, the Additional Transaction Payment, Gaylord Hotels shall not be entitled to any other rights, payments, dividends and/or distributions, whether in cash or property, from the Company or any other Person in respect of the Common Units or other interests in or with respect to the Company, whether existing under (i) the Delaware Limited Liability Company Act, as now or hereafter amended, (ii) the Company’s Certificate of Formation, or (iii) any of the Existing Agreements, except, in all cases, as provided in Section 1.5 hereof. For the avoidance of doubt, the foregoing shall not preclude Gaylord Hotels from bringing an action for (A) fraud, (B) breach of this Agreement, or (C) breach of the General Release of Claims described in Sections 2.2(d)(iv) or 2.2(d)(v) below; provided that the remedy for any such action shall not include rescission of the transactions contemplated by this Agreement.
     1.5 Termination of Existing Agreements. Effective upon the Closing, (a) each of the Existing Agreements shall automatically terminate with respect to Gaylord Hotels, GEC, Colin Reed, and David Kloeppel, as applicable, and shall cease to be of any further force or effect as between Gaylord Hotels, GEC, Colin Reed, and David Kloeppel, as applicable, on the one hand, and the other party(ies) to such agreement, on the other hand, (b) Gaylord Hotels, GEC, Colin Reed, and David Kloeppel shall have no rights or obligations under any of the Existing Agreements with respect to the Company or any of the other parties thereto, and (c) neither the Company nor any of the other parties to any of the Existing Agreements shall have any further rights or obligations under any of the Existing Agreements with respect to Gaylord Hotels, GEC, Colin Reed, and David Kloeppel, provided, however, that the provisions of Section 8.11 of the LLC Agreement shall continue in full force and effect with respect to indemnification of Colin Reed as a manager of the Company and that the provisions of Section 4.1 of the LLC Agreement shall continue in full force and effect only to the extent necessary to fully effectuate Section 1.7 hereof. For the avoidance of doubt, notwithstanding anything to the contrary in Section 10.3 of the LLC Agreement, at the Closing Gaylord Hotels shall cease to be a Member (as such term is defined in the LLC Agreement) of the Company. For the avoidance of doubt and as provided under Section 13.1(b) of the LLC Agreement and Section 11.3 of the Registration Rights Agreement, this Section 1.5 shall be acknowledged by each of the other parties to each of such agreements to effect the termination of such agreements with respect to Gaylord Hotels as provided herein. To the extent necessary under the Existing Agreements, each of Gaylord Hotels, GEC, the Company, American Sportsman, JLM Partners, KB Partners and the other parties thereto hereby (or concurrently herewith) consent to (i) the execution and delivery of this Agreement and (ii) as of the Closing, the consummation of the transactions contemplated hereby. American Sportsman, JLM Partners, KB Partners and the other parties to the Existing Agreement hereby (or shall concurrently herewith): (i) agree that the payment of the Repurchase Price and any Additional Transaction Payment shall not constitute a distribution under Section 4.1 of the LLC Agreement, and (ii) waive any right they may have under the LLC Agreement to any portion of the Repurchase Price or other payments made to Gaylord pursuant to this Agreement. Gaylord Hotels and GEC hereby waive any pre-emptive right they may have under Article VI of the LLC Agreement. Gaylord Hotels and GEC hereby authorize the Company to withhold (or pay to a third party) amounts from the Repurchase Price and any Additional Transaction Payment to the extent required by any applicable Law relating to tax withholding.
     1.6 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, Sears Tower, Suite 5800, Chicago, Illinois 60606 at 10:00 A.M. on the business day following the satisfaction or waiver of the last to occur of the closing conditions set forth in Article II hereof or on such other date as is mutually agreeable to Gaylord Hotels and the Company. The date on which the Closing takes place shall be referred to as the “Closing Date.”
     1.7 Distributions of Cash Sufficient to Pay Taxes. Except to the extent such distributions have already been made to Gaylord Hotels or GEC pursuant to Section 4.1 of the LLC Agreement prior to the Closing Date, the Company shall distribute to Gaylord Hotels an amount of cash sufficient to pay any federal, state or local income taxes with respect to Gaylord Hotels’ or GEC’s respective share of the Company’s taxable income with respect to any tax year (or portion thereof) ending on or prior to the Closing Date. The Company shall make such distributions to Gaylord Hotels at the same time that tax distributions for the relevant tax period are made to the members of the Company pursuant to Section 4.1 of the LLC Agreement, but in no event later than 180 days after the Closing Date.
ARTICLE II
CONDITIONS TO CLOSING
     2.1 Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:
          (a) Representations and Warranties. The representations and warranties of Gaylord Hotels and GEC set forth in Article III hereof shall be true and correct in all material respects (except for any representations or warranties qualified by materiality, which shall be true and correct in all respects) at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties.
          (b) Covenants. Gaylord shall have performed in all material respects all of the covenants and agreements required to be performed by Gaylord under this Agreement at or prior to the Closing.
          (c) Governmental Proceedings. No injunction exists or proceeding has been commenced that is reasonably likely to prevent, delay, make illegal, or otherwise interfere with, the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.
          (d) Financing. The Company shall have obtained financing in an amount at least equal to the Repurchase Price, in accordance with Section 1.2(b).
          (e) Consents and Approvals. The Company shall have obtained or made each consent, approval, authorization, or other order of, action by, filing with or notification to any governmental authority or third party, each of which shall be in full force and effect on and as of the Closing.
          (f) Gaylord Deliveries. Gaylord shall have delivered to the Company each of the following:
     (i) a certificate, duly executed by an authorized officer of Gaylord and GEC, certifying that the conditions under Sections 2.1(a) and 2.1(b) have been satisfied in full;
     (ii) a certificate, duly executed by an authorized officer of Gaylord Hotels and GEC, certifying that attached thereto are true and complete copies of the resolutions of the Board of Directors of Gaylord Hotels and the Board of Directors of GEC, authorizing and approving the execution, delivery and performance by Gaylord Hotels and GEC, respectively, of this Agreement and each of the other documents or instruments contemplated hereby and that such resolutions are in full force and effect as of the Closing Date;
     (iii) a General Release of Claims in the form attached hereto as Exhibit A, duly executed by Gaylord Hotels, GEC, Colin Reed and David Kloeppel;
     (iv) resignation effective as of the Closing Date from Colin Reed, as a manager of the Company appointed by Gaylord; and
     (v) the Advertising Agreement as contemplated by Section 5.2, duly executed by GEC.
          The Company may waive any condition specified in this Section 2.1 if it executes a writing so stating at or prior to the Closing; provided that if the Closing is consummated, all such conditions shall be deemed to have been satisfied.
     2.2 Conditions to Gaylord’s Obligations. The obligations of Gaylord to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:
          (a) Representations and Warranties. The representations and warranties of the Company set forth in Article IV hereof shall be true and correct in all material respects (except for any representations or warranties qualified by materiality, which shall be true and correct in all respects) at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties.

          (b) Covenants. The Company shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.
          (c) Governmental Proceedings. No injunction exists or proceeding has been commenced that is reasonably likely to prevent, delay, make illegal, or otherwise interfere with, the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.
          (d) Company Deliveries. The Company shall have delivered, or caused to be delivered, to Gaylord each of the following:
     (i) the Repurchase Price payable by the Company pursuant to Section 1.2(a) above by wire transfer of immediately available funds to the accounts (and in the amounts) designated in writing by Gaylord Hotels not less than three (3) business days prior to the Closing;
     (ii) a certificate, duly executed by an authorized officer of the Company, certifying that the conditions under Sections 2.2(a) and 2.2(b) have been satisfied in full;
     (iii) a certificate, duly executed by an authorized officer of the Company, certifying that attached thereto is a true and complete copy of the (A) the Certificate of Formation and limited liability company operating agreement, as in effect on the Closing Date and (B) resolutions of the Board of Managers of the Company authorizing and approving the execution, delivery and performance by the Company of this Agreement and each of the other documents or instruments contemplated hereby and that such resolutions are in full force and effect as of the Closing Date (it being agreed that the manager appointed by Gaylord shall be entitled to abstain from voting on such matter);
     (iv) a General Release of Claims in the form attached hereto as Exhibit B, duly executed by the Company;
     (v) a General Release of Claims in the form attached hereto as Exhibit C, duly executed by each of American Sportsman, JLM Partners, KB Partners and each of the other parties to the LLC Agreement;
     (vi) an Opry Sponsorship Agreement, substantially in the form attached hereto as Exhibit D, duly executed by the Company; and
     (vii) joinders to this Agreement for the limited purposes set forth in Section 1.3(b) duly executed by certain material subsidiaries of the Company as shall be mutually agreed between Gaylord and the Company prior to the Closing (it being agreed that no “special purpose” subsidiary of the Company shall be required to join in the execution of this Agreement).

          Gaylord Hotels may waive any condition specified in this Section 2.2 if Gaylord Hotels executes a writing so stating at or prior to the Closing; provided that if the Closing is consummated, all such conditions shall be deemed to have been satisfied.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GAYLORD
     As an inducement to the Company to enter into and perform this Agreement, Gaylord Hotels and GEC, jointly and severally, hereby make the following representations and warranties to the Company as of the date hereof:
     3.1 Commitments. Except pursuant to this Agreement, the LLC Agreement and the Registration Rights Agreement, there are no commitments, options, contracts or other arrangements whatsoever, whether written or oral, under which Gaylord is or may become obligated to sell, transfer, pledge, assign, convey or otherwise dispose of the Common Units or any right or interest therein.
     3.2 Title. Gaylord Hotels has good and indefeasible title to the Common Units owned by it free and clear of all mortgages, pledges, liens, claims, encumbrances, other security arrangements, preferential arrangements or restrictions of any kind whatsoever (collectively, “Liens”), other than restrictions set forth in the Registration Rights Agreement, the LLC Agreement, and Liens arising under applicable federal, state and local securities laws by reason of the sale. Other than the Common Units, neither Gaylord nor any of its Affiliates owns, or has the right to acquire, any other securities of the Company or any of its subsidiaries or their respective Affiliates. Upon delivery by the Company to Gaylord Hotels of the Repurchase Price, it will transfer to the Company good and indefeasible title to the Common Units free and clear of all Liens, other than Liens arising under applicable federal, state and local securities laws, and other than any Liens arising from the acts or omissions of the Company.
     3.3 Status. Each of Gaylord Hotels and GEC is a duly formed, validly existing corporation in good standing under the laws of the State of Delaware. Each of Gaylord Hotels and GEC has all requisite power and authority to own its properties and assets and to carry on its business as currently conducted.
     3.4 Authority. Each of Gaylord Hotels and GEC has full power, right and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the sale of the Common Units and the other transactions contemplated hereby. Their execution, delivery and performance of this Agreement and the consummation by them of the sale of the Common Units and other transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on the part of Gaylord Hotels and GEC.
     3.5 Enforceability. This Agreement has been, and the General Release of Claims will be, duly and validly executed by Gaylord Hotels, GEC, Colin Reed and David Kloeppel and, upon delivery hereof and thereof by each of such signatories, each will constitute a legally valid and binding obligation of such signatory enforceable against it or him in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.
     3.6 No Conflict. The execution, delivery and performance of this Agreement and the consummation by Gaylord Hotels and GEC of the sale of the Common Units owned by Gaylord Hotels and other transactions contemplated hereby and compliance with the terms and provisions hereof, does not and will not: (a) conflict with, violate, result in the breach of, or constitute a default under any provision of Gaylord Hotels’ or GEC’s organizational documents; (b) conflict with, violate, result in the breach of, constitute a default under, or give rise to any right of acceleration, cancellation or termination of any material right or obligation under, any agreement or other instrument to which either Gaylord Hotels or GEC is a party or by which either Gaylord Hotels or GEC or any of their respective properties or assets are bound; or (c) violate any code, statute, ordinance, rule, regulation, directive, order, decree, ruling, writ, injunction, judgment or other law or binding pronouncement of any governmental authority (collectively, “Laws”) applicable to Gaylord Hotels or GEC, or any of their respective properties or assets.
     3.7 Litigation, Etc. There are no claims, demands, actions, investigations, audits, suits, causes of action, arbitration proceedings or other proceedings pending, or to Gaylord’s knowledge, threatened or otherwise being asserted against it, which, directly or indirectly, would reasonably be expected to have a material adverse effect on the Common Units owned by it or the consummation of the transactions contemplated hereby.
     3.8 Consents and Approvals. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not and will not require Gaylord to obtain or make, as the case may be, any consent, approval, authorization, or other order of, action by, filing with or notification to any governmental authority or third party.
     3.9 Brokerage. No agent, broker, investment banker, intermediary, finder or firm acting on behalf of Gaylord will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from it in connection with the execution of this Agreement or upon consummation of the transactions contemplated hereby.
     3.10 Information. Since the date of its initial investment in BPI, as a result of having its nominee serve on the Board of Directors or Bass Pro Group, Inc. and, since December 2005, the Board of Managers of the Company and having certain other rights under the BPI stockholders agreements and the Letter Agreement, Gaylord has received and has read the financial statements and budgets of BPI and the Company, as applicable, made available to Gaylord, and has had an opportunity to discuss business, financial affairs and operations of BPI and the Company, as applicable, with the managers, officers and other management personnel of BPI and the Company, as applicable. Gaylord has had an opportunity to ask questions of and receive answers and other information from the Company and its management regarding the Company, including, without limitation, its prospects for future growth, and, subject to Section 5.10 below, is making an informed investment decision.
     3.11 GEC. Gaylord Hotels is the successor in interest to GEC (an original signatory to the Existing Agreements and an Affiliate of Gaylord Hotels) with respect to GEC’s ownership interest in the Company and rights and obligations under the LLC Agreement and the Registration Rights Agreement.
     3.12 Opry Sponsorship Agreement. The terms and conditions of the Opry Sponsorship Agreement, taken as a whole, are no less favorable to the Company as the terms and conditions contained in agreements between Gaylord and any other Opry sponsors, including, without limitation, any other “Partner-Level Sponsors” such as Humana, Inc. or Nissan North America, Inc. (or any of their Affiliates) in existence as of the date hereof and/or as of the Closing Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     As an inducement to Gaylord Hotels to enter into and perform this Agreement, the Company hereby makes the following representations and warranties to Gaylord Hotels as of the date hereof:
     4.1 Status. The Company is a duly formed, validly existing limited liability company in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own its properties and assets and to carry on its business as currently conducted.
     4.2 Authority. The Company has full power, right and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the purchase of the Common Units, and the other transactions contemplated hereby. The Company’s execution, delivery and performance of this Agreement and the consummation by the Company of the purchase of the Common Units, and other transactions contemplated hereby have been duly authorized and approved by all necessary limited liability company action on the part of the Company.
     4.3 Enforceability. This Agreement has been, and the General Release of Claims will be, duly and validly executed by the Company and, upon delivery hereof and thereof by the Company, each will constitute a legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.
     4.4 No Conflict. Except as otherwise provided in Section 4.5, the execution, delivery and performance of this Agreement and the consummation by the Company of the purchase of the Common Units, and other transactions contemplated hereby, and compliance with the terms and provisions hereof and thereof, do not and will not: (a) conflict with, violate, result in the breach of, or constitute a default under any provision of the LLC Agreement or the Certificate of Formation of the Company; (b) conflict with, violate, result in the breach of, constitute a default under, or give rise to any right of acceleration, cancellation or termination of any right or obligation of the Company under, any agreement or other instrument to which the Company is a party or by which the Company or any of its properties or assets are bound; or (c) violate any Laws applicable to the Company, or any of its properties or assets.

     4.5 Consents and Approvals. Except pursuant to the Company’s senior credit facility, the execution, delivery and performance of this Agreement and the transactions contemplated hereby do not and will not require the Company to obtain or make, as the case may be, any consent, approval, authorization or other order of, action by, filing with or notification to any governmental authority or any third party, except for the consent, approval and/or waiver by Gaylord Hotels or GEC under any of the Existing Agreements, which consent, approval and/or waiver is hereby granted by Gaylord Hotels and GEC executing this Agreement, subject to the Closing of the transactions contemplated hereby or the termination hereof.
     4.6 Financial Statements; Future Plans.
          (a) True, complete and accurate copies of the audited financial statements of the Company consisting of consolidated balance sheets of the Company as of December 30, 2006 and December 31, 2005, and the related consolidated statements of income and cash flows for the years then ended (including the notes and schedules contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of the independent auditors for the Company for such years have been previously provided to Gaylord. All of such financial statements (including all notes and schedules contained therein or annexed thereto) fairly present, in all material respects, the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods then ended, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.
          (b) As of the date of this Agreement, there is no agreement (or negotiation with respect to an agreement), or arrangement with a third party that would reasonably be expected to result in Gaylord Hotels being entitled to payment under Section 1.3 of this Agreement.
     4.7 Litigation, Etc. There are no claims, demands, actions, investigations, audits, suits, causes of action, arbitration proceedings or other proceedings pending, or to the knowledge of the Company, threatened or otherwise being asserted, affecting the Common Units, or the consummation of the transactions contemplated hereby.
     4.8 Solvency. The Company (on a consolidated basis) is not insolvent. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance of the terms and provisions hereof will result in the insolvency of the Company (on a consolidated basis) or otherwise violate Section 607 of the Delaware Limited Liability Company Act. The Company shall be deemed to be insolvent or insolvency shall be deemed to have resulted with respect to the Company if: (i) its consolidated liabilities (including all claims against the Company, whether or not contingent, unliquidated or disputed) exceed the fair market value of its assets; (ii) it retains, on a consolidated basis, unreasonably small capital for its continuing business; or (iii) it intends to incur, or reasonably believes it will incur debt beyond its ability to pay such debt as it becomes due. In computing the amount of unliquidated or contingent liabilities, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time of determination, represents the amount that can reasonably be expected to become an actual or matured liability.

     4.9 Brokerage. Other than Goldman Sachs & Co., no agent, broker, investment banker, intermediary, finder or firm acting on behalf of the Company will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from the Company or in connection with the execution of this Agreement or upon consummation of the transactions contemplated hereby and any fees and expenses will be paid solely by the Company.
     4.10 Investment Intent. The Company is acquiring the Common Units for its own account for investment and without intent to make a public distribution thereof.
ARTICLE V
OTHER COVENANTS
     5.1 Confidential Information.
          (a) Each of Gaylord, Colin Reed and David Kloeppel acknowledges that in connection with Gaylord’s ownership of the Common Units, rights pursuant to the Letter Agreement and participation in and/or observation of the governance and management of BPI and the Company prior to the Closing Date, including by reason of Gaylord’s appointment of an individual to the Board of Directors of BPI and, since December 2005, the Board of Managers of the Company, GEC, together with its Majority Owned Subsidiaries, Colin Reed and David Kloeppel (collectively, the “Gaylord Bound Parties” and each, individually, a “Gaylord Bound Party”) have received and have had access to, and may receive and have access to, certain Confidential Information (as defined below) of the Company and/or its subsidiaries or Affiliates. For the purpose of this Agreement, a “Majority Owned Subsidiary” of a Person shall mean any corporation or other legal entity of which such Person (either alone or through or together with any other Majority Owned Subsidiary or Majority Owned Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Majority Owned Subsidiary or Majority Owned Subsidiaries).
          (b) Each of Gaylord, Colin Reed and David Kloeppel shall, and shall cause each other Gaylord Bound Party to, (i) keep all Confidential Information strictly confidential and safeguarded from unauthorized disclosure, and (ii) not use such Confidential Information to the detriment of the Company or its business. This covenant is not intended to, and does not limit in any way any Gaylord Bound Party’s duties and obligations to the Company under statutory and common law not to disclose or make personal use of the Confidential Information or trade secrets.
          (c) At the Closing, each of Gaylord, Colin Reed and David Kloeppel will, and will cause each other Gaylord Bound Party to, return to the Company or destroy all Confidential Information which has been provided to any Gaylord Bound Party, including all copies of any analyses, compilations, studies or other documents prepared by them or for their use containing or reflecting any Confidential Information; provided, however, Gaylord shall retain one copy of any such document containing Confidential Information which has been provided to any Gaylord Bound Party to the extent that such document is otherwise required to be retained by applicable

Law, provided further, however, that any such materials so retained shall be kept in a segregated file under the control of Gaylord’s legal department, and shall remain subject to the confidentiality obligations set forth in this Section 5.1 indefinitely. Any Confidential Information provided to any Gaylord Bound Party after the Closing Date shall be governed by the terms of this Agreement.
          (d) For the purposes of this Agreement, “Confidential Information” shall mean all proprietary and confidential information concerning the Business of the Company and financial affairs of the Company, whether or not in writing and whether or not labeled or identified as confidential or proprietary, and includes, without limitation, the identity of the Company’s members, the equity or other interest in the Company held by such members, the Company’s marketing plans, studies and activities, pricing information and plans, information related to current and prospective vendors and customers, inventions, trade secrets, technical information, know-how, product specifications, research and development activities, designs, software systems, leasing costs, cost of equipment, customer lists, business or business prospects, plans, proposals, codes, research, reports, investigations, tax information or other information of similar character. Notwithstanding the forgoing, Confidential Information shall not include information which: (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 5.1, (ii) is developed by a Gaylord Bound Party independently without the use of Confidential Information, (iii) is or becomes available on a non-confidential basis from a source other than the Company or its advisors; provided that such source was not known by the Gaylord Bound Party using such information to be bound by any agreement with the Company to keep such information confidential or to be otherwise prohibited from transmitting the information, (iv) is required to be disclosed by applicable Law, (v) is information which GEC, in good faith, deems necessary or advisable to be included in filings with the Commission or related public disclosures; provided, however, that in any such case, GEC shall notify the Company as early as reasonably practicable prior to disclosure. As used in this Section 5.1(d), the defined term “Company” shall be deemed to refer to and include Bass Pro Group, LLC and each of its direct and indirect subsidiaries.
     5.2 Advertising Agreement. Following the date of this Agreement, GEC and the Company shall negotiate in good faith the terms and conditions of an agreement to be executed on or prior to the Closing Date pursuant to which GEC shall commit for a five (5) year period to purchase advertising in catalogues of the Company published from time to time on usual and customary terms (the “Advertising Agreement”) in amounts equal to (but not to exceed) $150,000 on an annual basis.
     5.3 Commission Disclosure.
          (a) Whether or not the Closing takes place, GEC agrees to use its reasonable best efforts to, prior to October 1, 2007 to obtain permission or other applicable relief from the Staff of the Commission to exclude the audited financial statements of the Company from filings made by GEC with the Commission. GEC shall cooperate with the Company (and its accountants and legal advisors) with respect to such process or efforts and shall provide the Company with drafts of any materials to be provided to the Commission in respect thereof at least five (5) business days prior to submission, and shall consider in good faith any comments provided by or on behalf of the Company. GEC shall provide the Company with copies of any correspondence or other communications received from the Commission as soon as possible following its receipt thereof, and shall endeavor to include the Company (and, as applicable, its accountants and legal advisors) in any conversations, hearings, telephone calls or other similar communications with the Commission. To the extent GEC information is provided to the Commission on a confidential basis, the Company will keep such information confidential to the same extent as Gaylord’s obligations in Section 5.1 hereof with respect to Confidential Information.
          (b) Whether or not the Closing takes place, if GEC in good faith determines (based on the advice of its accountants and legal advisors) that it is required to include in GEC’s filings with the Commission financial information of the Company, including: (i) the Company’s year-end audited financial statements together with the report of its independent accountants thereon and the consent of such independent accountants, and (ii) unaudited interim financial statements, in filings with the Commission (the “Bass Pro Financial Information”), the Company will deliver, following request by GEC, such Bass Pro Financial Information to GEC in such a timely manner as will allow GEC to prepare any required filings and meet any filing deadlines, but in no event will such Bass Pro Financial Information be provided less than five (5) business days prior to such filing deadline; provided, however, that the Company shall have no liability to GEC in the event that, notwithstanding the exercise of its reasonable best efforts, it is not able to obtain the consent of its independent accountants referred to above. In the event that the Closing occurs during 2007, the Company shall have no obligations to provide financial information covering any period subsequent to the Company’s 2007 fiscal year.
     5.4 Restrictive Covenants. Gaylord and each other Gaylord Bound Party, on the one hand, and the Company, on the other, agree to comply with the provisions of Sections 5.4(a) and 5.4(b) below from and after the Closing Date for a period of two (2) years following the Closing Date:
          (a) Non-Solicitation of Employees, Etc. Gaylord and each other Gaylord Bound Party, on the one hand, and the Company, on the other, agree not to, directly or indirectly, without the prior express written consent of the other, hire away or otherwise retain the services of any executive or key employee of, or consultant to, the other party or any of its Majority Owned Subsidiaries, nor entice or solicit or seek to induce or influence any such Person to leave their employment with the other party or any of its Majority Owned Subsidiaries; provided however, that this provision shall not restrict Gaylord, any other Gaylord Bound Party, or the Company from hiring such employees who respond to advertisements directed at the public in general.
          (b) Non-Interference with Supply Relationships. Gaylord and each other Gaylord Bound Party, on the one hand, and the Company, on the other, agree not to, directly or indirectly, take any action intended or reasonably likely to cause any supplier of the other party or any of its Majority Owned Subsidiaries to refrain from doing business with the other party or any of its Majority Owned Subsidiaries, increase its supply prices applicable to the other party or any of its Majority Owned Subsidiaries or reduce the amount of trade with the other party or any of its Majority Owned Subsidiaries; provided, however, that nothing in this Section 5.4(b) shall be deemed to prohibit Gaylord, any other Gaylord Bound Party, or the Company from operating their business in the ordinary course consistent with past practice.

     5.5 Remedies. Gaylord acknowledges and agrees that should any Gaylord Bound Party violate any of its covenants contained in Sections 5.1 or 5.4, respectively, it will be difficult to determine the resulting damages to the Company and, in addition to any other remedies it may have, the Company shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage. The Company may elect to seek one or more of these remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case does not restrict the Company from seeking any remedies in another situation. Such action by the Company shall not constitute a waiver of any of its rights. The Company acknowledges and agrees that should the Company violate its covenants contained in Sections 5.3 and 5.4 it will be difficult to determine the resulting damages to GEC and, in addition to any other remedies it may have, the Company shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage. GEC may elect to seek one or more of these remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case does not restrict GEC from seeking any remedies in another situation. Such action by GEC shall not constitute a waiver of any of its rights.
     5.6 Severability and Modification of Any Unenforceable Covenant. It is the parties’ intent that each of the covenants contained herein (the “Covenants”) be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of the Covenants is held to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if it is determined that any of the Covenants are unenforceable because of overbreadth, then the Covenants shall be modified so as to make it reasonable and enforceable under the prevailing circumstances.
     5.7 Non-Disparagement. The Gaylord Bound Parties, on the one hand, and the Company, on the other, shall not, and will cause their directors, managers, officers, employees, and agents not to, orally or in writing (including, without limitation, in electronic or digital form), intentionally disparage, belittle, ridicule, defame, denigrate or in any way make a negative or disparaging statement with regard to the other party, its Affiliates, and their respective directors, managers, officers, employees or agents, unless required to comply with applicable Law or in a court, arbitration or other proceeding.
     5.8 Reasonable Best Efforts. Between the date hereof and the Closing Date, the Company and Gaylord Hotels each agree to use its reasonable best efforts to cause the conditions in Article II to be satisfied.
     5.9 Construction. Any reference to the Company in this Article V shall include the Company and/or its Majority Owned Subsidiaries and their respective Affiliates.
     5.10 Certain Tax Matters. Gaylord Hotels’ share of the Company’s income, gain, loss and deduction for the taxable year of the Company that includes the Closing Date shall be determined on the basis of an interim closing of the books of the Company as of the close of business on the Closing Date. The parties agree that the Repurchase Price and any Additional Transactional Payment shall constitute distributions under Section 736(b) of the Internal Revenue Code of 1986, and Gaylord Hotels shall not be allocated a share of any Company items for any taxable period beginning after the Closing Date except to the extent such allocations are required by or are consistent with the provisions of this Agreement.
ARTICLE VI
TERMINATION
     6.1 Termination. This Agreement may be terminated prior to the Closing of the transactions contemplated hereby as follows:
          (a) at any time upon the mutual written consent of Gaylord Hotels and the Company; or
          (b) by Gaylord Hotels or the Company if the Closing shall not have occurred by the Outside Termination Date (as defined below); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date (it being agreed that for the purposes of this Agreement, the “Outside Termination Date” shall be ninety (90) days from the date hereof or such later date as GEC and the Company may mutually agree). Notwithstanding anything herein to the contrary, provided the Company shall have complied with its obligations under Section 1.2(b), the failure of the condition to closing set forth in Section 2.1(d) to be satisfied by the Outside Termination Date shall allow each of Gaylord Hotels and the Company a right to terminate this Agreement thirty (30) days after the Outside Termination Date.
     6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto; provided that (a) any such termination shall not relieve any party from liability for any bad faith, fraud or for breach of this Agreement, and (b) the provisions of this Section 6.2 , Section 5.3 and Article VII shall remain in full force and effect and survive any termination of this Agreement. For the avoidance of doubt, in the event of termination of this Agreement, the Existing Agreements shall remain in full force and effect.
ARTICLE VII
MISCELLANEOUS
     7.1 Confidentiality and Public Announcements. Neither Gaylord nor the Company shall make any publicity releases, interviews or other disclosure or dissemination of any information concerning this Agreement or its terms, or any party’s performance hereunder, to any Person without the prior written approval of the Company or Gaylord, as the case may be; provided, however, that this provision shall not prevent disclosure: (a) as required by applicable Law; (b) to any party’s Affiliates or financial advisors or legal advisors who are bound by similar terms of confidentiality; (c) as is, in good faith, deemed necessary or advisable under applicable securities Laws or the rules and regulations of any stock exchange on which any party’s securities are or may be traded; (d) by the Company in connection with securing any consents or approvals necessary to consummate the transactions contemplated hereby or with respect to financing of the Company and/or its subsidiaries; (e) by the Company in connection with a Change of Control Transaction or an IPO.

     7.2 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.
     7.3 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES).
     7.4 Arbitration. Any controversy or dispute arising out of this Agreement, interpretation of any of the provisions hereof, or the action of any party hereunder shall be submitted to arbitration before the American Arbitration Association under the commercial arbitration rules then obtaining of said Association. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any party except (i) an action to compel arbitration pursuant to this Section 7.4 or (ii) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section 7.4.
     7.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO COMPEL ARBITRATION AND/OR ENFORCE AN ARBITRATOR’S DECISION OR AWARD PURSUANT TO SECTION 7.4 OR TO DEFEND ANY RIGHT, POWER, OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR UNDER OR IN CONNECTION WITH ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED AGREEMENT. THE TERMS AND PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.
     7.6 Notices. All notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date delivered by hand or by courier service such as Federal Express, or by other messenger (or, if delivery is refused, upon presentment) or upon receipt by facsimile transmission (with confirmation), or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses:
          (a) if to the Company:
Bass Pro Group, LLC
2500 E. Kearney
Springfield, MO 65898

Fax: (417) 832-8365
Attn: Chief Financial Officer
with a copy (which shall not constitute notice) sent simultaneously to:
Latham & Watkins LLP
Sears Tower, Suite 5800
233 South Wacker Drive
Chicago, IL 60606
Fax: (312) 993-9767
Attn: Michael A. Pucker
          (b) if to Gaylord Hotels or GEC:
c/o Gaylord Entertainment Company
One Gaylord Drive
Nashville, Tennessee 37214
Fax: (615) 316-6544
Attn: Carter R. Todd
with a copy (which shall not constitute notice) sent simultaneously to:
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-3001
Fax: (615) 742-2775
Attn: F. Mitchell Walker, Jr.
or to such other address as either party has provided prior written notice pursuant to this Section 7.6. Notice by telecopy shall be deemed personally delivered upon sender’s receipt of confirmation, produced by sender’s fax machine, that transmission was successful.
     7.7 Pronouns And Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.
     7.8 Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and permitted assigns. Notwithstanding the foregoing, no party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the Company, in the case of an assignment by Gaylord Hotels or GEC, or of Gaylord Hotels and GEC, in the case of an assignment by the Company, and any purported assignment without such consent shall be void; provided, however, that the Company may make such an assignment without consent to (i) its Affiliates as long as the Company shall remain liable to Gaylord Hotels and GEC for its liabilities and obligations hereunder or (ii) a successor to all or a material portion of its assets or business, whether in a merger, sale of stock, sale of assets or other transaction, the definitive written agreement for which shall contain an express assumption by the successor or assignee of the Company’s obligations hereunder; provided, further, that Gaylord may make such an assignment without consent to (i) its Affiliates as long as the assigning Gaylord party shall remain liable to the Company for its liabilities and obligations hereunder or (ii) a successor to all or a material portion of its assets or business, whether in a merger, sale of stock, sale of assets or other transaction, the definitive written agreement for which shall contain an express assumption by the successor or assignee of the Company’s obligations hereunder; provided, further, that notwithstanding the foregoing, Gaylord shall not have the right to assign this Agreement (or transfer any interest herein) to any Person engaged in a Competing Business.
     7.9 No Waiver. Any extension or waiver of the obligations herein of either party shall be valid only if set forth in an instrument in writing referring to this section and signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
     7.10 No Oral Modification. Neither this Agreement nor any of its terms or provisions may be amended, modified, waived, discharged or terminated, except by a written instrument signed by Gaylord Hotels, GEC and the Company.
     7.11 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement shall be paid by the party incurring such cost and expenses. For the avoidance of doubt, the fees and expenses incurred by Goldman Sachs & Co. shall be paid solely by the Company.
     7.12 Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, and the General Releases of Claims contain the full agreement between Gaylord Hotels, GEC, the Company, the Guarantors, American Sportsman, JLM Partners, and KB Partners and any other party that now or hereafter joins in the executions hereof on its subject matters, and supersedes and renders null and void all prior agreements or understandings, whether written or oral, which exist or may have existed between the parties with respect to its subject matters, including, without limitation, the Existing Agreements (to the extent provided in Section 1.5 above).
     7.13 Survival of Representations and Warranties. The representations and warranties set forth in Article III and Article IV shall survive the Closing; provided that the representations and warranties set forth in Section 4.6(a) shall survive until the eighteen (18) month anniversary of the Closing Date. All covenants to be performed following the Closing Date shall survive the Closing.
     7.14 Additional Documents. The parties hereto will, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by any other party hereto in order to carry out the purposes of this Agreement and the General Releases of Claims.

     7.15 Legal Representation. Each party hereto has been represented by counsel of its choice in the negotiation of this Agreement. This Agreement shall be deemed to have been drafted by each of the parties hereto jointly, and no rule of construction shall be invoked respecting the authorship hereof.
     7.16 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto (and solely as provided in Section 1.5, the other parties to the Existing Agreements) any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement (and solely as provided in Section 1.5 the other parties to the Existing Agreements) and their respective successors and permitted assigns.
     7.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, and all of which, taken together, shall constitute one and the same instrument. The parties agree that telecopied copies of signatures will be sufficient, with original signature pages to be supplied and exchanged at a later date.
Signature page follows

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

BASS PRO GROUP, LLC
By:	/s/ Kenneth N. Burroughs
	Name:	Kenneth N. Burroughs
	Title:	President

GAYLORD HOTELS, INC.
By:	/s/ Colin V. Reed
	Name:	Colin V. Reed
	Title:	President

GAYLORD ENTERTAINMENT COMPANY
By:	/s/ Colin V. Reed
	Name:	Colin V. Reed
	Title:	President

Acknowledged and agreed to for
the limited purposes of Sections 2.1(f)(iii) and 5.1 and hereof:

/s/ Colin V. Reed
Colin Reed

/s/ David Kloeppel
David Kloeppel

Acknowledged and agreed to for
the limited purposes of Sections 1.5 and 2.2(d)(v) hereof:

AMERICAN SPORTSMAN HOLDINGS CO.
By:	/s/ Kenneth N. Burroughs
	Name:	Kenneth N. Burroughs
	Title:	President

JLM PARTNERS, LP
By:	John L. Morris Revocable Living Trust
U/A dated October 23, 1986, as
amended, its general partner

By:	/s/ John L. Morris
John L. Morris, not individually,
but solely in his capacity as Trustee

KB CAPITAL PARTNERS, LP
By:	/s/ Kenneth N. Burroughs
Kenneth N. Burroughs, its general partner

Acknowledged and agreed to for
the limited purposes of Section 1.3(b) hereof:

BASS PRO, INC.		BIG CEDAR, L.L.C.
		By:	Bass Pro Group, LLC, its sole member
By:	/s/ Toni M. Miller Name: Toni M. Miller Title: Vice President, CFO, Treasurer & Secretary	By:	/s/ Toni M. Miller Name: Toni M. Miller Title: Vice President, CFO & Treasurer

TRACKER MARINE, L.L.C.		TRACKER MARINE RETAIL, LLC
By:	Bass Pro Group, LLC, its sole member
By:	/s/ Toni M. Miller Name: Toni M. Miller Title: Vice President, CFO & Treasurer	By:	/s/ Toni M. Miller Name: Toni M. Miller Title: Vice President